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                                                              EXHIBIT 10(l)

                        Union Pacific Corporation
             Stock Unit Grant and Deferred Compensation Plan
                       for the Board of Directors
                       As Amended January 1, 1995

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                         Union Pacific Corporation
              Stock Unit Grant and Deferred Compensation Plan
                        for the Board of Directors
                        As Amended January 1, 1995


1.   Purpose

     The purpose of this Plan is to permit grants of Stock Units to Directors to align their interests with those of stockholders, and to provide a means for deferring payment of all or a portion of any cash compensation, excluding expenses, payable to Directors for their service on the Board of Directors (the "Board") of Union Pacific Corporation (the "Company") in accordance with Article II Section 5 of the By-Laws of Union Pacific Corporation. Such compensation eligible to be deferred, not including any grants under paragraph 3, is referred to herein as "Compensation".

2.   Eligibility

     Any individual serving as a member of the Board as of the effective date of this Plan or who subsequently becomes a member is eligible under this Plan.

3.   Stock Unit Grants

     Commencing in 1995, each full quarterly installment of a Director's Compensation shall be accompanied by the grant of an amount of whole Stock Units equal to $1500 divided by the Fair Market Value of one share of the Company's Common Stock on the first business day of the month following the quarter in which such Compensation was earned, plus cash in lieu of any fractional Stock Unit resulting from such calculation. A pro-rata grant of Stock Units will accompany any partial quarterly Compensation installment. "Fair Market Value" on a date means the average of the high and low trading prices per share on that date, as reported in The Wall Street Journal listing of consolidated trading for New York Stock Exchange issues. Stock Units and cash so granted shall be credited to such Director's Stock Unit Account referred to in paragraph 6.

4.   Election

     Election to defer Compensation is to be made on or before December 31 of any year for Compensation for services as a member of the Board for the following and later calendar years. In addition to deferrals of 1995 Compensation elected in the previous year, at any time prior to March 31, 1995, a director may elect to defer additional Compensation to be paid for services in the last three quarters of 1995.

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     Election to defer is a continuing election until changed by the Director on or before December 31 of any year for the then following and later calendar years. However, once an election is made (and effective), subsequent elections will have no effect on the amounts, timing and manner of payment covered by the previous election.

     Any newly elected Director who was not a Director on the preceding December 31 may elect, before his term begins, to defer Compensation for services as a member of the Board for the balance of the calendar year following such election.

     Forms shall be made available to Directors each year for the purpose of making or changing their election.

5.   Amount

     All or any portion, in multiples of 10%, of a Director's Compensation may be deferred.

6.   Deferred Accounts

     Each Director shall have a Stock Unit Account and a Fixed Income Account (together, the "Accounts"). Amounts deferred pursuant to paragraph 4 may be credited to either Account, at the election of the Director made at the time of the deferral election, in multiples of 10% of such Director's Compensation. Amounts deferred and credited to the Stock Unit Account shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company's Common Stock on the first business day of the month following the quarter in which the Compensation was earned, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Unit. In addition, on or prior to March 31, 1995, each Director shall have a one-time election to transfer all or any part of the balance of his or her Fixed Income Account to the Stock Unit Account based on the Fair Market Value of the Company's Common Stock on April 3, 1995.

     On the payment date for each cash dividend or other cash distribution with respect to the Company's Common Stock, each Director's Stock Unit Account shall be credited with an amount equal to the amount of the per share dividend or distribution, multiplied by the number of Stock Units in such Account, and, if such Director is then serving as a member of the Board, shall be converted into whole Stock Units on the basis of the Fair Market Value of the Company's Common Stock on the payment date for such dividend or distribution, and cash shall be credited to the Stock Unit Account in lieu of any fractional Stock Units. If a Director is no longer serving as a member of the Board on the payment date for such dividend or distribution, the amount representing such dividend or distribution shall be paid out of the Stock Unit Account to such Director as soon

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     as practicable after the payment date for such dividend or distribution.

     Except as provided in the preceding sentence, any cash credited to a Director's Stock Unit Account shall be added to other cash credited to such Account and converted into a whole Stock Unit on the date sufficient cash exists to purchase a whole Stock Unit, based on the Fair Market Value of the Company's Common Stock on such date. In the event of a subdivision or combination of shares of Company Stock, the number of Stock Units credited to the Stock Unit Accounts on the effective date of such subdivision or combination shall be proportionately subdivided or combined as the case may be. No adjustment shall be made in Stock Units in connection with the issuance by the Company of any rights or options to acquire additional shares of Company Common Stock or securities convertible into Company Common Stock. In the event of any stock dividend or reclassification of Company Common Stock, any merger or consolidation to which the Company is a party, or any spinoff of shares or distribution of property other than cash with respect to the Company Common Stock, the Committee shall cause appropriate adjustments, if any, to be made in the Stock Units to reflect such stock dividend, reclassification, merger or consolidation, spinoff or distribution of property.

     Amounts credited to the Fixed Income Account shall earn interest compounded quarterly, from the date the Compensation would otherwise have been paid until it is actually paid in full. The rate of interest shall be the same rate as that paid on deferrals into the "Fixed Income Account" (formerly "Investment Account A") under the Company's Executive Incentive Plan.

7.   Distribution

     All distribution from Accounts shall be made in cash. For purposes of distributions from the Stock Unit Account, each Stock Unit shall be converted into an amount of cash equal to the Fair Market Value of one share of the Company's Common Stock on the first business day of the month in which such distribution is made. The Director must elect, at the same time and on the same form he elects a deferral of Compensation, the timing and manner of payment.

     - Timing of Payment: Distributions from the Accounts shall begin following termination from the Board for any reason, provided that in the case of distributions from the Fixed Income Account, the Director may elect that distributions begin following retirement from the Director's principal occupation.

     - Manner of Payment: The Director may elect to receive payment from the Accounts in a lump sum or in a number of equal annual installments, not to exceed ten.

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     The lump sum or first installment is to be paid in January of the year following the year of termination or retirement, as elected by the Director, and any remaining installments in January of each succeeding year until the total balance is paid.

     Distributions from the Stock Unit Account in installments shall be based on equal numbers of Stock Units in each installment.

     In the event of the death of a Director then serving as a member of the Board or a terminated or retired Director entitled to a distribution under this Plan, the balance of the Accounts shall be payable to the estate or designated beneficiary in full during the January of the year following the year of such Director's, terminated Director's or retired Director's death.

     The Director may designate his beneficiary at the same time he elects deferral of Compensation. However, the latest designated beneficiary will be the beneficiary or beneficiaries for the total of all distributions from the Accounts. The designated beneficiary may be changed at any time on a form provided by the Corporate Secretary, provided that no designation will be effective unless it is filed with the Corporate Secretary prior to the Director's death.

8.   Unfunded Plan

     The liability of Union Pacific Corporation to any Director, terminated Director, retired Director or his estate or designated beneficiary under the Plan shall be that of a debtor only pursuant to such contractual obligations as are created by the Plan, and no such obligation of the Union Pacific Corporation shall be deemed to be secured by any assets, pledges, or other encumbrances on any property of Union Pacific Corporation.

9.   Inalienability of Deferred Compensation

     Except to the extent of the rights of a designated beneficiary, no distribution pursuant to, or interest in, the Plan may be transferred, assigned, pledged or otherwise alienated and no such distribution or interest shall be subject to legal process or attachment for the payment of any claims against any individual entitled to receive the same.

10.  Controlling State Law

     All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

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11.  Amendment

     The Board of Directors of Union Pacific Corporation at its sole discretion may amend, suspend or terminate the Plan at any time. However, any such amendment, suspension or termination of the Plan may not adversely affect any Director's or his beneficiary's rights with respect to Compensation previously deferred.

12.  Administration

     Administration of the Plan will be coordinated by the Corporate Finance Department. Administration will include, but not be limited to, crediting of deferred compensation, dividends and accrued interest to individual Director accounts and ultimate disbursement of deferred amounts.


13.  Effective Date

     This Plan shall become effective December 1, 1978, applicable only to compensation for services after December 31, 1978, provided that the provisions hereof related to Stock Units shall be effective January 1, 1995.